Exhibit 2.1

Commonwealth of Virginia
State Corporation Commission
Office of the Clerk
Entity ID: 11348170
Filing Number: 2202224226462
Filing Date/Time: 02/22/2022 02:13 PM
Effective Date/Time: 02/22/2022 02:13 PM

Stock Corporation - Articles of Incorporation

Entity Information
Entity Name:	CWS Investments Inc.	Entity Type: Stock Corporation
Business Type
Industry Code:	0 - General
Duration
Perpetual(forever)
Authorized Shares
Total Shares:	7500000

Registered Agent Information
RA Type:	Individual	Locality:	FAIRFAX COUNTY
RA Qualification:	Director of the Corporation
Name:
The corporation’s initial registered office address, including the street and number, if any, which is identical to the business office of the initial registered agent, is:
Registered Office Address:	5004 Columbia Rd, Annandale, Annandale, VA, 22003, USA

Principal Office Address
Address: Christopher Seveney, 5004 Columbia Rd, Annandale, VA, 22003, USA

Principal Information
Director	Name	Address
Yes	Christopher Seveney	5004 Columbia Rd, Annandale, VA, 22003, USA

Signature Information
Date Signed: 02/22/2022
Printed Name	Signature	Title
Christopher Seveney	Christopher Seveney	Incorporator

COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION

AT RICHMOND, FEBRUARY 22, 2022

The State Corporation Commission has found the accompanying articles of incorporation submitted on behalf of

CWS Investments Inc.

to comply with the requirements of law, and confirms payment of all required fees. Therefore, it is ORDERED that this

CERTIFICATE OF INCORPORATION

be issued and admitted to record with the articles of incorporation in the Office of the Clerk of the Commission, effective February 22, 2022.

The corporation is granted the authority conferred on it by law in accordance with the articles of incorporation, subject to the conditions and restrictions imposed by law.

STATE CORPORATION COMMISSION

By	/s/ Judith Williams Jagdmann
Judith Williams Jagdmann
Commissioner